                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO HIGH YIELD SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley High Yield Securities Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                        Votes       Votes       Broker
Matter                                                    Votes For    Against     Abstain    Non-Votes
------                                                   ----------   ---------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization ..    4,140,677    234,866     338,757        0